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                                                               Exhibit (a)(1)(i)

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                                                                   PRESS RELEASE
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[GRAPHIC OMITTED]

              PERKINS PAPERS LTD. COMMENTS ON WYANT'S DISCLOSURE OF
                      POTENTIAL ACCOUNTING IRREGULARITIES

CANDIAC (QUEBEC) OCTOBER 3, 2000 -- Perkins Papers Ltd. (TSE, symbol: PKN) announces that it has been informed by Wyant Corporation (NASDAQ Small Cap,
Symbol: WYNT) of the potential accounting irregularities disclosed by Wyant Corporation in the press release issued earlier by Wyant Corporation.

Perkins is currently studying the potential impact of this information on its tender offer announced on August 30, 2000, and commenced on September 8, 2000, for all outstanding shares of the common stock of Wyant Corporation. Once this study is completed, Perkins will promptly announce its effect, if any, on the tender offer.

The offer is currently scheduled to expire at midnight on Thursday, October 5, 2000.

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Perkins Papers Ltd. is the second largest producer of tissue paper in Canada and the seventh largest in North America. Perkins operates six mills and converting plants, five of which are located in Quebec and one in North Carolina, with a workforce of 950 employees. Perkins's industrial infrastructure includes eight paper machines with a combined annual capacity of 262,000 short tonnes of tissue paper. The Corporation also operates 38 converting units. A large share of its production is converted into finished and semi-finished products such as bathroom tissue, household towels, facial tissue, napkins and hand towels. To complete its product lines, Perkins also produces folding cartons and kraft paper bags. The Company sells its products under its own brand names such as, Cascades(R), Satin Soft(R), Doucelle(R), Decor(R), North River(R), Perkins(R) and Horizon(R) as well as under private labels. Perkins trades on the Toronto Stock Exchange under the symbol PKN.


FOR FURTHER INFORMATION:

Ms. Suzanne Blanchet                                 Mr. Andre Belzile
President and Chief Executive Officer                Vice-President and CFO
Perkins Papers Ltd.                                  Cascades Group
(450) 444-6400                                       (514) 282-2600
sblanchet@perkins.ca                                 abelzile@cascades.com

WEB SITE: www.perkins.ca